Exhibit 10.1.18

February 21, 2006

Joyce Clinton

Dear Joyce,

I am pleased to confirm our offer and your acceptance to commence employment on March 16, 2006. You will be employed as the Executive Vice President-Chief Financial Officer of both Pacific Capital Bancorp (the “Company”) and its subsidiary Pacific Capital Bank, N.A. (the “Bank”). You will be reporting to William S. Thomas, Jr., CEO and President. You will be compensated at a bi-weekly rate of $9,230.77. Additionally, you will receive a $50,000.00 sign-on bonus subject to the normal payroll deductions in four installments. The first $20,000.00 will be paid to you upon hire (on the first payroll following your start date), or you may elect to take this portion of your bonus after 90 days of employment, to take advantage of participation in the Bank’s 401(k) plan; $10,000.00 will be paid upon completion of 6 months of employment, $10,000.00 will be paid upon completion of 12 months of employment, and $10,000.00 will be paid upon 18 months of employment. This bonus will be paid only if you are still employed on these dates. You may also elect to have these amounts contributed to your Deferred Compensation Plan if you are a participant.

To support your interim relocation, you will be reimbursed for travel expenses up to $10,000.00. Additionally, we will work with you regarding your interim housing needs (Bank’s corporate apartment/other lodging). To support your relocation to the Santa Barbara area, the Bank will provide you with a non-preferential loan of $100,000.00, secured by your new residence, on terms that comply with Federal Reserve Regulation O. At the time of your permanent relocation, the Bank will provide reasonable relocation with a reputable moving company.

For each year you remain with the Bank, up to ten years, you will receive a retention bonus of $10,000.00, subject to normal payroll deductions, on the anniversary date of your employment.

At the next meeting of the Compensation Committee of the Board of Directors after you have commenced employment, you will be granted a Non-Qualified Stock Option for 10,000 shares of the Company’s stock, which is exercisable over the next ten years, per the terms and conditions of the Stock Option Grant. These options will be at the current market price on the date of the Grant. You will also be granted a Restricted Stock grant of 5,000 shares of the Company’s stock, which has a staggered vesting period, per the terms and conditions of the Restricted Stock Agreement. These options will be at the current market price on the date of the Grant. You will also be eligible to participate in the Management Retention Plan (Change in Control) at 200%, and our Deferred Compensation program. You will receive separate documents related to these plans. As a member of the Senior Leadership Council, you will also be eligible to participate in our Retiree Health Program.

You will be eligible to participate in the Bank’s 2006 High Performance Incentive Program (HPIP) prorated to your date of employment. The HPIP will likely be paid in late February, 2007, based upon 2006 performance. Mr. Thomas will discuss with you the Incentive Award Guidelines and help you to establish your individual goals.

You will be eligible for four weeks of vacation per year, prorated according to your date of hire. Your eligibility for other benefit programs, such as our flexible Benefits Plan and 401(k) Salary Savings Plan will commence on the first of the month following completion of 90 days of employment.

Employment at Pacific Capital Bancorp and Pacific Capital Bank, N. A. is at will. Employees are not hired for any specified term. The Company and Bank hope that the working relationship will be mutually satisfactory and challenging. However we recognize that this is not always the case, and as such you may wish to resign your position with or without cause upon oral or written notice. Similarly, the Company or Bank may end or change the employment relationship or status at any time with or without cause, upon oral or written notice. All of the terms and conditions of the employment offer from the Company and the Bank are fully and completely set forth in this letter. Unless specifically set forth herein, no other term or condition of employment shall be included in this offer of employment.

Joyce, we are so pleased that you are joining us and feel you will make an important contribution to the growth of the Company. To confirm your acceptance of this offer, please sign and return this copy to me.

Sincerely,

Sherrell E. Reefer

Senior Vice President

Director of Human Resources

I hereby accept the offer of employment as outlined above:

Joyce Clinton	(Date)